EXHIBIT 4.23

Supplemental Letter

From:     Piraeus Bank SA

 4 Amerikis Street

 105 64 Athens

 (with corporate registration number

 (GCR NO) 157660660000)

To:          MOLYVOS SHIPPING LTD

               Trust Company Complex

               Ajeltake Road, Ajeltake Island

               Majuro, Marshall Islands MH96960

 SANTA CRUZ SHIPOWNERS LTD

 80 Broad Street

 Monrovia

 Liberia

12 July 2023

Dear Sirs

Loan agreement (the “Loan Agreement”) dated 30 September 2022 made between ourselves as joint and several borrowers and yourselves as lender in respect of a loan of up to USD20,000,000

We refer to the Loan Agreement.

Words and expressions defined in the Loan Agreement will have the same meaning when used in this letter.

The principal amount currently outstanding of the Loan is US$17,075,000.

The Borrower and the Corporate Guarantor have requested the Lender to reduce the amount of the Margin applicable to a part of the Loan equivalent to the aggregate of deposits held in an account held by Borrower B with the Lender and pledged in favour of the Lender, and the Lender hereby agrees, subject to the terms of this letter and the fulfilment of the Conditions Precedent, to amend the Loan Agreement accordingly.

The Lender hereby agrees that with effect from the date on which it certifies that the Conditions Precedent have been fulfilled, the Loan Agreement shall be amended as follows:

1.	by deleting the definition of “Margin” in Clause 1.2 thereof;

2.	by adding in Clause 1.2 thereof the following definitions:

“Applicable Margin” means:

(a)	in respect of the Loan less an amount equivalent to the Pledged Deposit Amount, 2.25% (two point twenty five per cent) per annum; and

(b)	in respect of the part of the Loan equivalent to the Pledged Deposit Amount, zero point nine zero per cent (0.90%) per annum,

as the same may be reduced by the Sustainability Pricing Adjustment in accordance with clause 3.13 (Sustainability Pricing Adjustment);

“Pledged Deposit Account” means an interest-bearing USD current account opened by Borrower B with the Lender and includes any sub-accounts thereof and any other account designated in writing by the Lender to be a Pledged Deposit Account for the purposes of this Agreement, and in the plural means all of them;

“Pledged Deposit Account Pledge” means a first priority charge required to be executed hereunder between Borrower B and the Lender in respect of the relevant Pledged Deposit Account in such form as the Lender may require;

“Pledged Deposit Amount” means the aggregate of the amounts standing to the credit of the Pledged Deposit Account in accordance with Clause 3.14;

3.	by deleting in the definition of “Earnings Account” in Clause 1.2 thereof the words “in respect of each Earnings Account” and replacing them with the words “in respect of each Borrower”;

4.	by adding in the definition of “Security Documents” in Clause 1.2 thereof after the words “any Tripartite Deed” the words “the Pledged Deposit Account Pledge”;

5.	by adding in the definition of “Security Value” in Clause 1.2 (Definitions) thereof after the words “pursuant to clause 8.2.1(b)” the words “and (c) the Pledged Deposit Amount”;

6.	by deleting in Clauses 3.1, 3.4, 3.7.1, 3.9, 3.13 and 11.1 the word “Margin” and replacing it with the words “Applicable Margin”;

7.	by deleting Clause 3.1 (Normal interest rate) thereof and replacing it with the following:

“3.1	Normal interest rate

The Borrower must pay interest on the Loan in respect of each Interest Period relating thereto on each Interest Payment Date at the rate per annum determined by the Lender to be the aggregate of (a) the Applicable Margin in respect thereof, (b) the Reference Rate and (c) in respect of the Loan less an amount equivalent to the Pledged Deposit Amount, the applicable Credit Adjustment Spread for such period.”;

8.	by deleting clause 3.4.3 and replacing it with:

“3.4.3

The rate of interest applicable to each such period shall be the aggregate (as determined by the Lender) of (a) two per cent (2%) per annum, (b) the Applicable Margin and (c) the Reference Rate and (d) in respect of the Loan less an amount equivalent to the Pledged Deposit Amount, the applicable Credit Adjustment Spread for such periods.”;

9.	by deleting Clause 3.6 and replacing it with:

“3.6	Market disruption

If before close of business in Athens on the Quotation Day for the relevant Interest Period the Lender determines that its cost of funds relating to the Loan or any part of the Loan would be in excess of (a) in respect of the Loan less an amount equivalent to the Pledged Deposit Amount, the Market Disruption Rate and (b) in respect an amount equivalent to the Pledged Deposit Amount, the Reference Rate then Clause 3.7 (

10.	by deleting in Clause 3.13.2 the words “(initially of 2.25% per annum)”;

11.	by deleting Clause 3.13.3 and replacing it with:

“3.13.3 At the expiry of a Pricing Adjustment Period, the Applicable Margin applicable to the relevant Advance or part thereof shall revert to 2.25% or 0.90% per annum (as the case may be).”;

12.	by deleting Clause 3.13.5 and replacing it with:

“3.13.5 If an Event of Default occurs, the Sustainability Pricing Adjustment shall no longer apply and the original Applicable Margin (of 2.25% or 0.90% per annum (as the case may be)) shall apply in respect of all the Advances.”;

13.	by adding a new Clause 3.14 to read:

“3.14	Pledged Deposit

3.14.1

Borrower B may deposit in the Pledged Deposit Account on the first day of an interest period an amount equal to (a) an Advance, or (b) the Loan or (c) either Balloon Instalment or (d) the aggregate of the Balloon Instalments.

3.14.2	The Pledged Deposit Amount shall be held on the Pledged Deposit Accounts in the form of time deposit for a period equal to the current Interest Period applicable to the Loan.

3.14.3	the deposit rate applicable to the Pledged Deposit Amount shall be equal to the Reference Rate applicable to the current Interest Period applicable to the Loan; and

3.14.4	the Pledged Deposit Amount (or any part thereof) shall be freely available to Borrower B at the end of the current Interest Period applicable to the Loan PROVIDED THAT:

(a)	no Event of Default has occurred and is continuing;

(b)

Borrower B shall have given the Lender notice not later than 10.00 a.m. (Athens time) on the second Banking Day before the beginning of the following Interest Period, of its intention to make use in whole or in part of the Pledged Deposit Amount;

(c)	after such use the aggregate amount of the Pledged Deposit Amount shall comply with the provisions of Clause 3.14.1 and 3.14.2; and

(d)

Borrower B may freely use the Pledged Deposit Amount (or any part thereof) only up to an amount so that after such use the Security Value shall be no less than the Required Security Amount and any part of the Pledged Deposit Amount which cannot be withdrawn, so as to ensure that the Security Value shall be no less than the Required Security Amount, shall immediately be remitted into an account opened by the Borrowers or any of them with the Lender and which shall be pledged or charged to the Lender in order to constitute further security for the Loan for the purpose of Clause 8.2.1(b).”, where “Conditions Precedent” means the delivery to the Lender or its lawyers of:

(a)	Corporate authorities

(i)	a list of directors and officers of the Borrowers specifying the names and positions of such persons, certified by an officer of the Borrower to be true, complete and up to date;

(ii)

Certified Copies of resolutions of the directors and shareholders of the Borrowers approving this Letter and authorising the execution and delivery hereof and of the Pledged Deposit Account Pledge; and

(iii)	an original or a Certified Copy of any power of attorney issued by the Borrowers pursuant to such resolutions; and

(b)	the Pledged Deposit Account Pledge duly executed and delivered, together with the process agent letters duly executed and delivered under the Pledged Deposit Account Pledge.

Save as provided above, the Loan Agreement and the other Security Documents shall be and are hereby re-affirmed and remain in full force and effect.

This letter may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

This letter and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with English law and the terms of Clause 18 of the Loan Agreement shall apply as if set out herein in full, updated mutatis mutandis.

Please confirm your agreement to the terms of this letter by signing the acknowledgement set out below.

Yours faithfully,

/s/ Olga Voutsa	/s/ Charalampos Birlis

for and on behalf of
PIRAEUS BANK SA

On this 12th day of July 2023, we hereby confirm our acceptance of and our agreement to the terms of the above letter.

/s/ Stefania Karmiri

____________________________

for and on behalf of

MOLYVOS SHIPPING LTD

SANTA CRUZ SHIPOWNERS LTD

COUNTERSIGNED this 12th day of July 2023 by the following party which, by its execution hereof confirms and acknowledges that it has read and understood the terms and conditions of the above letter, that it agrees in all respects to the same and that the Security Documents to which it is a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrower under the Loan Agreement, as amended by the above letter, and it hereby reaffirms the Security Documents to which it is a party as the same is amended by the above letter.

/s/ Aristides J. Pittas

_____________________________

duly authorised for and on behalf of

EURODRY LTD.

/s/ Nikolaos Pittas

_____________________________

duly authorised for and on behalf of

EUROBULK LTD.